June 3, 2013

Plug Power Inc.

968 Albany Shaker Road

Latham, New York 12110

            Re:       Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of up to 12,184,216 shares of Common Stock, par value $0.01 per share (the “Common Stock”), of Plug Power Inc., a Delaware corporation (the “Company”), to be sold by the selling shareholder listed in the Registration Statement under “Selling Shareholder”, consisting of: (i) 10,695,381 shares (the “Conversion Shares”) of Common Stock issuable upon conversion of 10,431 shares (the “Preferred Shares”) of the Company’s Series C Redeemable Convertible Preferred Stock, par value $0.01 per share, and (ii) 1,488,835 shares (the “Dividend Shares”) of Common Stock that may be issued in lieu of cash dividends on the Preferred Shares.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below.  We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law (which includes reported judicial decisions interpreting the Delaware General Corporation Law).

Based on the foregoing, we are of the opinion that (i) the Conversion Shares have been duly authorized and, assuming a sufficient number of authorized but unissued shares of Common Stock is available for issuance when the Preferred Shares are converted, the Conversion Shares, when issued and delivered upon conversion of the Preferred Shares in accordance with the Company’s certificate of incorporation, will be validly issued, fully paid and nonassessable and (ii) the Dividend Shares have been duly authorized and, assuming a sufficient number of authorized but unissued shares of Common Stock is available for issuance when the Dividend Shares are issued and that there shall have been designated as capital in respect of such Dividend Shares an amount which is not less than aggregate par value of such Dividend Shares, the Dividend Shares, if, as and when lawfully declared as dividends by the Board of Directors of the Company, will be validly issued, fully paid and nonassessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement.  In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP
GOODWIN PROCTER LLP